February 11, 2011

Brandi L. Roberts
9975 Fox Meadow Road
San Diego, California 92127

Dear Brandi:

ADVENTRX Pharmaceuticals, Inc. (the “Company”) is pleased to offer you full-time employment on the terms and conditions stated in this letter agreement. We would employ you as Vice President, Finance reporting to Patrick Keran, President and Chief Operating Officer. You acknowledge that, in this position, you would or may become a “Section 16 reporting person,” which means the Company would be required to disclose certain personal information about you in its filings with the U.S. Securities and Exchange Commission and its other public disclosures, and you agree and consent to the Company’s disclosure of such information. Your responsibilities would include the following:

Position Responsibilities:

•	Managing all corporate financial functions including general accounting, internal and external reporting, financial controls, planning, budgeting, and forecasting.

•	Establishing short term and long term revenue growth potential and profitability parameters in conjunction with corporate and management objectives.

•	Determining short- and long-term financing requirements for operations.

•	Establishing and maintaining accounting policies, procedures and internal controls in accordance with US GAAP and SEC rules and regulations.

•	Performing financial modeling and projections, including cost-benefit analysis, pro-forma P&Ls, balance sheet and cash flows.

•	Preparing and reviewing monthly and quarterly consolidated statements, presenting operating results and budget variations/reconciliations to Executive Management and the Board of Directors (or a committee thereof).

•	Managing the cash flow position of the Company.

•	Preparing and updating the annual budget, long-term business plans, and on-going re-forecasts and projections.

•	Assessing accounting and operational systems/policies to safeguard assets and ensure financial information is accurately and timely presented.

•	Coordinating with the Company’s independent accounting and legal firms on financial and SOX audits, tax matters, and SEC filings.

•	Working with the Company’s outside auditors to provide supporting documentation and information.

•	Overseeing and directing the preparation and issuance of the Company’s annual report, as applicable.

•	Providing financial analyses for press releases, Board meeting packages and investor packages.

•	Supporting the Company’s efforts to secure additional financing.

•	Tracking and analyzing new rules and regulations related to financial reporting and consolidations.

•	Performing other duties as required.

General Responsibilities:

•	Operating to the highest ethical and moral standards.

•	Complying with the Company’s policies and procedures.

•	Adhering to quality standards set by regulations, and the Company’s policies and procedures.

•	Communicating effectively with supervisors, colleagues and subordinates.

•	Committing to team effort and willingness to assist in unrelated job areas when called upon.

•	Providing administrative leadership and knowledge-based expertise in related areas that can be applied to meeting strategic goals.

•	Traveling as needed.

Your initial annual base salary would be $220,000, less payroll deductions and withholding, which would be payable in accordance with our payroll policies.

We would recommend to our Board of Directors (or a committee thereof) that you be granted an incentive stock option (to the maximum extent permitted by law and a nonstatutory stock option with respect to any remaining shares) to purchase 85,000 shares of our common stock under our 2008 Omnibus Incentive Plan. While the final vesting schedule will be determined by our Board of Directors (or a committee thereof), it is expected that this option would vest monthly over 4 years, except that no shares would vest for one year, at which time 25% of the shares would vest. We expect that this option would be granted around the time of our 2011 meeting of stockholders. Your eligibility to receive this option is subject to your accepting E*TRADE Financial Corporate Services, Inc. (or an affiliate) (“E*TRADE”), on such terms and conditions (including brokerage commissions) as E*TRADE makes available from time to time or that the Company has or may negotiate in the future, as your exclusive broker for all options and other securities that may be granted to you by the Company from time to time. This requirement may not be applicable if you are a “Section 16 reporting person.”

You will be eligible for an incentive award, the target amount of which will be 25% of base salary earned, based on the Company’s achievement of corporate goals determined from time to time by our Board of Directors (or a committee thereof) and/or your achievement of personal goals determined from time to time by you and Mr. Keran. In the event the Company adopts a short-term incentive/bonus plan in the future, subject to the foregoing, this incentive award will be granted subject to, but you would otherwise participate as set forth in, such plan on the same terms and conditions generally applicable to other similarly situated employees of the Company.

As our employee, you would be entitled to participate in our employee benefit programs, including our medical, dental, life insurance and 401(k) programs, on the same terms as our other full-time employees. These programs, as well as other employee benefits and policies, are described in further detail in our Policies and Procedures Manual. We reserve the right to modify or amend at our sole discretion the terms of any and all employee benefit programs from time to time without advance notice to our employees. Notwithstanding our employee vacation policy set forth in the Policies and Procedures Manual, you would be entitled to 20 vacation days per year, which would accrue in accordance with our general vacation accrual policy, including any maximum accrual limits set forth therein.

Your employment with us would be “at will” and not for a specified term. We make no express or implied commitment that your employment will have a minimum or fixed term, that we may take adverse employment action only for cause or that your employment is terminable only for cause. We may terminate your employment with or without cause and with or without advance notice at any time and for any reason. Any contrary representations or agreements that may have been made to you are superseded by this letter agreement. The at-will nature of your employment described in this letter agreement shall constitute the entire agreement between you and ADVENTRX concerning the nature and duration of your employment. Although your job duties, title and compensation and benefits may change over time, the at-will nature of your employment with us can only be changed in a written agreement signed by you and our Chief Executive Officer or President.

Our proprietary rights and confidential information are among our most important assets. In addition to signing this letter agreement, as a condition to your employment you must also sign the Confidential Information, Non-Solicitation and Invention Assignment Agreement for Employees presented to you concurrently herewith (the “Company Confidentiality Agreement”). As more fully described in the Company Confidentiality Agreement, we require that, in the course of your employment with us, you not use or disclose to us any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by us. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. Accordingly, you further agree that you will not bring on to our premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

In addition, as an employee, we require that you comply with all of our policies and procedures, including, without limitation, our Policies and Procedures Manual, Code of Business Conduct and Ethics and our Insider Trading and Disclosure Policy, copies of which will, at your request, be provided to you prior to your beginning work with us. You may be required to sign certain documents acknowledging your receipt and understanding of these and other documents. Violation of any or our policies or procedures would be cause for disciplinary action including termination.

Your employment with us is also conditioned upon your ability to provide adequate documentation of your legal right to work in the United States, as well as educational credentials, and successful completion of our reference checking process. If you make any misrepresentations to us or omit to state a material fact necessary in order to make another statement made not misleading, we may void this letter agreement or, if you are already employed, terminate your employment.

This letter agreement and documents attached hereto, if any, or referenced herein shall be governed pursuant to the laws of the State of California as applied to agreements between California residents entered into to be performed entirely within California.

If any portion of this letter agreement shall, for any reason, be held invalid or unenforceable, or contrary to public policy or any law, the remainder of this letter agreement shall not be affected by such invalidity or unenforceability, but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within this letter agreement.

If you accept the terms and conditions set forth in this letter agreement, we would like you to begin work with us immediately following our filing of our annual report on Form 10-K, which we expect to occur shortly following March 8, 2011. I look forward to you joining us and being an integral and important part of our team. Please sign below to accept the terms and conditions set forth herein and return the fully executed letter to me by February 18, 2011. You should keep one copy of this letter agreement for your own records.

Sincerely,

ADVENTRX Pharmaceuticals, Inc.	ACCEPTED AND AGREED:
/s/ Patrick Keran	/s/ Brandi L. Roberts

Patrick Keran President and Chief Operating Officer	Brandi L. Roberts Date: 2/14/11